Free Writing Prospectus, dated June 21, 2023

Filed pursuant to Rule 433 under the Securities Act of 1933

Relating to the Preliminary Prospectus, dated June 15, 2023, and the Preliminary Term Sheet, dated June 15, 2023

Registration Statement Nos. 333-270851 and 333-270851-01

SIGECO Securitization I, LLC

(Issuing Entity)

PRICING TERM SHEET

$341,450,000 Series 2023-A Senior Secured Securitization Bonds

Issuing Entity:	SIGECO Securitization I, LLC

Sponsor, depositor and initial servicer:	Southern Indiana Gas and Electric Company (“SIGECO”)

Trustee:	U.S. Bank Trust Company, National Association

Joint Bookrunners:	Barclays Capital Inc. Citigroup Global Markets Inc.

Co-Manager:	Drexel Hamilton, LLC

Expected Ratings (Moody’s/S&P):	Aaa (sf)/ AAA (sf)(1)

Closing Date / Settlement Date:

June 29, 2023 (T+6)

We expect to deliver the securitization bonds against payment for the securitization bonds on or about June 29, 2023, which will be the sixth business day following the date of pricing of the securitization bonds. Since trades in the secondary market generally settle in two business days, purchasers who wish to trade securitization bonds on the date of pricing or the succeeding three business days will be required, by virtue of the fact that the securitization bonds initially will settle in T + 6, to specify alternative settlement arrangements to prevent a failed settlement.

Payment dates(2):	May 15 and November 15, commencing May 15, 2024

Applicable Time:	3:30 PM (Eastern Time) on June 21, 2023

Proceeds:	The total initial price to the public is $341,427,120. The total amount of the underwriting discounts and commissions is $1,365,800. The total amount of proceeds to the Issuing Entity before deduction of other expenses (estimated to be $3,400,000) is $340,061,320.

(1)	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
(2)	In any case where the date on which payment is due shall not be a Business Day, then payment may be made on the next Business Day.

Tranche	Expected weighted average life (years)	Principal amount offered	Scheduled final payment date	Final maturity date	Interest Rate	Initial price to public	Underwriting discounts and commissions	Proceeds to issuing entity (before expenses)
A-1	7.42	$215,000,000	11/15/2036	11/15/2038	5.026%	99.99541%	0.40%	99.59541%
A-2	15.76	$126,450,000	5/15/2041	5/15/2043	5.172%	99.98971%	0.40%	99.58971%

Tranche	CUSIP	ISIN
A-1	82655KAA9	US82655KAA97
A-2	82655KAB7	US82655KAB70

INITIAL SECURITIZATION CHARGE

For purposes of billing securitization charges, each SIGECO retail electric customer will be designated as a customer belonging to one of the securitization charge customer rate classes set forth below. The initial securitization charges listed in the table below will be imposed on SIGECO’s retail electric customers at the applicable rate for the class determined pursuant to the financing order.

Securitization Charge Customer Rate Class	Initial Securitization Charge
Street Lighting	$0.00722 per kWh
Residential (RS)	$0.00904 per kWh, subject to a minimum bill
Water Heating (B)	$0.00603 per kWh
Small General Service (SGS)	$0.00954 per kWh, subject to a minimum bill
Demand General Service (DGS)	$0.00939 per kWh, subject to a minimum bill
Off-Season Service (OSS)	$0.00923 per kWh, subject to a minimum bill
Large Power (LP)/Other Large	$0.00423 per kWh
Backup, Auxiliary and Maintenance Power Services (BAMP)-Auxiliary	$0.00969 per kWh
High Load Factor (HLF)	$0.00365 per kWh

EXPECTED AMORTIZATION SCHEDULE

OUTSTANDING PRINCIPAL BALANCE

Payment Date	Tranche A-1 Amount	Tranche A-2 Amount
Initial Principal Amount	$215,000,000.00	$126,450,000.00
5/15/2024	$204,376,000.00	$126,450,000.00
11/15/2024	$198,111,009.00	$126,450,000.00
5/15/2025	$191,688,579.00	$126,450,000.00
11/15/2025	$185,104,753.00	$126,450,000.00
5/15/2026	$178,355,475.00	$126,450,000.00
11/15/2026	$171,436,588.00	$126,450,000.00
5/15/2027	$164,343,829.00	$126,450,000.00
11/15/2027	$157,072,829.00	$126,450,000.00
5/15/2028	$149,619,109.00	$126,450,000.00
11/15/2028	$141,978,077.00	$126,450,000.00
5/15/2029	$134,145,026.00	$126,450,000.00
11/15/2029	$126,115,130.00	$126,450,000.00
5/15/2030	$117,883,443.00	$126,450,000.00
11/15/2030	$109,444,894.00	$126,450,000.00
5/15/2031	$100,794,284.00	$126,450,000.00
11/15/2031	$91,926,284.00	$126,450,000.00
5/15/2032	$82,835,432.00	$126,450,000.00
11/15/2032	$73,516,126.00	$126,450,000.00
5/15/2033	$63,962,626.00	$126,450,000.00
11/15/2033	$54,169,047.00	$126,450,000.00
5/15/2034	$44,129,355.00	$126,450,000.00
11/15/2034	$33,837,366.00	$126,450,000.00
5/15/2035	$23,286,739.00	$126,450,000.00
11/15/2035	$12,470,975.00	$126,450,000.00
5/15/2036	$1,383,411.00	$126,450,000.00
11/15/2036	$0.00	$116,467,216.00
5/15/2037	$0.00	$104,808,101.00
11/15/2037	$0.00	$92,847,481.00
5/15/2038	$0.00	$80,577,560.00
11/15/2038	$0.00	$67,990,339.00
5/15/2039	$0.00	$55,077,612.00
11/15/2039	$0.00	$41,830,962.00
5/15/2040	$0.00	$28,241,754.00
11/15/2040	$0.00	$14,301,129.00
5/15/2041	$0.00	$0.00
Total Payments	$215,000,000.00	$126,450,000.00

EXPECTED SINKING FUND SCHEDULE

Date	Tranche A-1	Tranche A-2
5/15/2024	$10,624,000.00	$0.00
11/15/2024	$6,264,991.00	$0.00
5/15/2025	$6,422,430.00	$0.00
11/15/2025	$6,583,826.00	$0.00
5/15/2026	$6,749,278.00	$0.00
11/15/2026	$6,918,887.00	$0.00
5/15/2027	$7,092,759.00	$0.00
11/15/2027	$7,271,000.00	$0.00
5/15/2028	$7,453,720.00	$0.00
11/15/2028	$7,641,032.00	$0.00
5/15/2029	$7,833,051.00	$0.00
11/15/2029	$8,029,896.00	$0.00
5/15/2030	$8,231,687.00	$0.00
11/15/2030	$8,438,549.00	$0.00
5/15/2031	$8,650,610.00	$0.00
11/15/2031	$8,868,000.00	$0.00
5/15/2032	$9,090,852.00	$0.00
11/15/2032	$9,319,306.00	$0.00
5/15/2033	$9,553,500.00	$0.00
11/15/2033	$9,793,579.00	$0.00
5/15/2034	$10,039,692.00	$0.00
11/15/2034	$10,291,989.00	$0.00
5/15/2035	$10,550,627.00	$0.00
11/15/2035	$10,815,764.00	$0.00
5/15/2036	$11,087,564.00	$0.00
11/15/2036	$1,383,411.00	$9,982,784.00
5/15/2037	$0.00	$11,659,115.00
11/15/2037	$0.00	$11,960,620.00
5/15/2038	$0.00	$12,269,921.00
11/15/2038	$0.00	$12,587,221.00
5/15/2039	$0.00	$12,912,727.00
11/15/2039	$0.00	$13,246,650.00
5/15/2040	$0.00	$13,589,208.00
11/15/2040	$0.00	$13,940,625.00
5/15/2041	$0.00	$14,301,129.00
Total Payments	$215,000,000.00	$126,450,000.00

In no event shall the scheduled final payment date for any tranche of the securitization bonds exceed 18 years from the date of issuance of the securitization bonds. The legal final maturity of any tranche of the securitization bonds shall not exceed 20 years from the date of issuance of the securitization bonds.

WEIGHTED AVERAGE LIFE SENSITIVITY

		-5% (2.51 Standard Deviations from Mean)		-15% (5.27 Standard Deviations from Mean)
Tranche	Expected Weighted Average Life (Years)	Weighted Average Life (Years)	Change (Days)	Weighted Average Life (Years)	Change (Days)
A-1	7.42	7.42	0.00	7.46	15.00
A-2	15.76	15.76	0.00	15.76	0.00

There can be no assurance that the weighted average lives of the various tranches of the securitization bonds will be as shown in the above table.

For the purposes of preparing the chart above, the following assumptions, among others, have been made: (i) the forecast error is constant over the life of the securitization bonds and is equal to an overestimate of electric customer counts of 5% (2.51 standard deviations from the mean) or 15% (5.27 standard deviations from the mean) as stated in the chart above, (ii) the servicer makes timely and accurate filings to true-up the securitization charges annually, (iii) electric customers remit all securitization charges 30 days after such charges are billed, (iv) the securitization bonds are issued on June 29, 2023, (v) there is no acceleration of the final maturity date of the securitization bonds, and (vi) operating expenses are equal to projections. There can be no assurance that the weighted average lives of the securitization bonds will be as shown above.

Subject to the terms and conditions in the underwriting agreement among the Issuing Entity, SIGECO and the underwriters, for whom Barclays Capital Inc. and Citigroup Global Markets Inc. are acting as representatives, the Issuing Entity has agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the principal amount of the securitization bonds listed opposite each underwriter’s name below:

Underwriter	Tranche A-1	Tranche A-2
Barclays Capital Inc.	$118,250,000	$69,548,000
Citigroup Global Markets Inc.	86,000,000	50,580,000
Drexel Hamilton, LLC	10,750,000	6,322,000
	$215,000,000	$126,450,000

The underwriters may allow, and dealers may reallow, a discount not to exceed the percentage listed below for each tranche of the securitization bonds.

	Selling Concession	Reallowance Discount
Tranche A-1	0.240%	0.120%
Tranche A-2	0.240%	0.120%

After the initial public offering, the public offering prices, selling concessions and reallowance discounts may change.

SIGECO and the Issuing Entity have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents SIGECO and the Issuing Entity have filed with the SEC for more complete information about the Issuing Entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, SIGECO, the Issuing Entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling SIGECO at 1-812-491-4000, Barclays Capital Inc. toll-free at 1-888-603-5847 or Citigroup Global Markets Inc. toll-free at 1-800-831-9146.